Filed Pursuant to Rule 433

Registration Statement No. 333-133836

January 9, 2007

Republic of the Philippines

US$1.0 billion 6.375% Global Bonds due 2032

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$1,000,000,000
Security type	Senior Unsecured Bonds
Coupon	6.375%
Coupon dates	January 15 and July 15
Maturity date	January 15, 2032
CUSIP	718286BD8
Price to public	97.862%
Proceeds, before fees and expenses	US$978,620,000
Settlement date	January 17, 2007
Reference benchmark	4.5% UST due February 2036
Benchmark yield	4.747%
Re-offer spread over benchmark	180.3
Re-offer yield	6.55%
Denominations	US$100k/1k
Day count	30/360
Joint Bookrunners	Citigroup, Credit Suisse, Deutsche Bank

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312507002860/d424b3.htm